Exhibit 99.1

CONTACT:          W. Gray Hudkins

President and

Chief Executive Officer

(631) 667-1200, ext. 226

Joseph P. Ciavarella

Vice President and

Chief Financial Officer

(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR THE

three months ENDED march 31, 2006

Deer Park, New York – May 15, 2006 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss for the three months ended March 31, 2006 of approximately $(1,426,000), or $(.14) per share on a fully diluted basis, compared to net income for the three months ended March 31, 2005 of approximately $1,445,000, or $.22 per share on a fully diluted basis. The principal reason for the change in net income was a reduction in net sales of approximately $2,052,000, or 19.7%, in the three months ended March 31, 2006, compared to the three months ended March 31, 2005, which was offset by only a $184,000, or 3.3%, reduction in cost of sales in the three months ended March 31, 2006, compared to the three months ended March 31, 2005. This resulted in a gross profit reduction of approximately $1,868,000 in the three months ended March 31, 2006, compared to the three months ended March 31, 2005. In addition, net income decreased because net income in the three months ended March 31, 2005 included a non-recurring non-cash gain of $1,750,000 resulting from the change in the fair value expiration of a put option obligation acquired as part of the acquisition of Silipos on September 30, 2004.

Costs of sales were 63.7% and 52.9% of net sales for the three months ended March 31, 2006 and 2005, respectively. Gross profit as a percentage of net sales decreased to 36.3% for the three months ended March 31, 2006, compared to 47.1% for the three months ended March 31, 2005. Cost of sales did not decline as much as net sales because manufacturing overhead, which is primarily comprised of fixed expenses and direct labor, and which was fairly consistent with the comparable year period, had more than offset the reduction in material costs.

Gray Hudkins, Langer’s President and Chief Executive Officer said, “Our results for the quarter ended March 31, 2006 reflect a loss of several customers at Silipos and the continued weakness in our custom foot orthotics business. We believe we are taking corrective steps to develop new business for Silipos and are working to refine the infrastructure, improve customer service and operations, and focus on the sales efforts of the Langer legacy business. We believe we are seeing positive signs in both businesses. We have largely completed the restructuring of our custom orthotics manufacturing process and we believe that this process has improved product cycle times, product quality, and customer service.”

General and administrative expenses for the three months ended March 31, 2006 were approximately $2,341,000, or 28.1% of net sales, compared to approximately $2,265,000, or 21.8%, of net sales for the three months ended March 31, 2005, representing an increase of approximately $76,000.

Selling expenses decreased approximately $111,000, or 5.7%, to approximately $1,828,000, or 21.9%, of net sales for the three months ended March 31, 2006, compared to approximately $1,939,000, or 18.6%, of net sales for the three months ended March 31, 2005.

Interest expense for the three months ended March 31, 2006 was approximately $304,000, compared to approximately $918,000 for the three months ended March 31, 2005, a decrease of approximately $614,000. Included in interest expense for the three months ended March 31, 2005 is approximately $609,000 associated with the Silipos acquisition-related indebtedness, which included the amortization of debt discount and related debt placement costs totalling approximately $65,000 associated with the 7% senior subordinated notes issued September 30, 2004.

Cash and cash equivalents at March 31, 2006 were approximately $18,499,000, compared to approximately $18,829,000 at December 31, 2005, a decrease of approximately $330,000. Working capital at March 31, 2006 was approximately $7,956,000, compared to approximately $9,204,000 at December 31, 2005, a decrease of approximately of $1,248,000. The decrease in working capital is primarily attributable to decreases in cash and accounts receivable, and increases in accrued liabilities and accounts payable, partially offset by increases in prepaid expenses. Additionally, the $14,439,000 principal amount of our 4% convertible subordinated notes are due in full on August 31, 2006.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

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LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2006	2005

Net sales	$8,345,054	$10,397,193
Cost of sales	5,317,682	5,502,060
Gross profit	3,027,372	4,895,133

General and administrative expenses	2,340,705	2,265,041
Selling expenses	1,827,950	1,938,543
Research and development expenses	123,071	130,303
Operating (loss) income	(1,264,354)	561,246

Other (expense) income:
Interest income	158,832	81,076
Interest expense	(303,883)	(918,457)
Change in fair value of Put Option	—	1,750,000
Other	(8,382)	10,484

Other (expense) income, net	(153,433)	923,103

(Loss) income before income taxes	(1,417,787)	1,484,349
Provision for income taxes	8,168	39,000
Net (loss) income	$(1,425,955)	$1,445,349

Net (loss) income per common share:
Basic	$(.14)	$.33
Diluted	$(.14)	$.22

Weighted average number of common shares used in computation of net (loss) income per share:
Basic	9,935,845	4,397,933
Diluted	9,935,845	7,418,362